EXHIBIT 2.1
                        ASSET PURCHASE AGREEMENT

            This Asset Purchase Agreement is entered into as of this 6th day of September, 1996, by and between Firestone Publishing, Inc., a Delaware corporation (the "Buyer") and Dugent Publishing Corporation (the "Seller"). The Buyer and the Seller are referred to collectively herein as the "Parties."

            This Agreement contemplates a transaction in which the Buyer will purchase substantially all of the assets (but assume no liabilities other than as specifically provided herein) of the Seller in return for cash and the Buyer Note.

            Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.          Definitions.

"Acquired Assets" means all right, title, and interest in and to all of the assets of the Seller, including all (if any) of its (a) leaseholds and subleaseholds in real property; (b) tangible personal property listed on Exhibit A-1 hereto; (c) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions; (d) those certain leases, subleases, agreements, contracts, indentures, mortgages, instruments, Security Interests, guarantees, other similar arrangements, and rights thereunder, specifically identified or generally described on Exhibit A-2 hereto;
(e) transferable franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies; (f) books, records, ledgers, files, documents, correspondence, lists, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials; (g) rights in and with respect to the assets associated with its Employee Benefit Plans; (h) all right, title and interest in and to materials previously published in writing, on film or otherwise by the Seller, including Intellectual Property rights and layout rights; and (j) all right, title and interest in and to electronically transmitted materials of, developments by and publications of the Seller; (k) accounts receivable attributable to the Buyer-Generated Issues (as hereinafter defined); (l) all UPC codes previously used by Seller on any materials sold or published by Seller; provided, however, that the Acquired Assets shall not include (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation and/or necessary for preparation of any tax return which is or may be due, including audits;
(ii) cash on hand and cash equivalents; (iii) rights, obligations, or interest in any lease, sublease, agreement, contract, indenture, mortgage, instrument, Security Interest, guarantee, or other similar arrangement, not specifically identified or generally described on Exhibit A-2 hereto; (iv) accounts, notes, and other receivables (other than as set forth above), specifically including, without limitation, accounts receivable attributable to the Seller-Generated Issues (as hereinafter defined); (v) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of taxes);
(vi) any of the rights of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement); or (vii) inventory consisting of paper (but see Section 2(i) with respect to purchase of paper inventory as used).

"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

"Buyer Note" has the meaning set forth in Section 2(d) below.

"Code" means the Internal Revenue Code of 1986, as amended.

"Disclosure Schedule" has the meaning set forth in Section 3 below.

"Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

"Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

"Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(l).

"Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

"Escrow Agreement" has the meaning set forth in Section 10 hereof.

"Financial Statement" has the meaning set forth in Section 3(g) below.

"Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all computer software (including data and related documentation); (g) all other proprietary rights; and (h) all copies and tangible embodiments thereof (in whatever form or medium).

"Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

"Party" has the meaning set forth in the preface above.

"PBGC" means the Pension Benefit Guaranty Corporation.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof) or other legal entity.

"Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

"Purchase Price" has the meaning set forth in Section 2(c) below.

"Reportable Event" has the meaning set forth in ERISA Sec. 4043.

"Securities Act" means the Securities Act of 1933, as amended.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens; (b) liens for taxes not yet due and payable; (c) purchase money liens and liens securing rental payments under capital lease arrangements; and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

"Seller" has the meaning set forth in the preface above.

"Seller Share" means any share of the Common Stock of the Seller.

"Seller Stockholder" means any Person who or which holds any shares of capital stock in any Seller.

"Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

2.          Basic Transaction.

            (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this
Section 2 by way of Bill of Sale and Trademark Assignment Agreement in the forms attached hereto as Exhibits B-1 and B-2. This transaction is being consummated pursuant to Buyer's exercise of its "Rights" as defined in an Asset Purchase and Sale Agreement dated November 15, 1996 between the parties hereto.

            (b) Assumption of Specified Contracts. As part of the purchase and sale of the Acquired Assets, Buyer shall assume, and Seller shall assign to Buyer, all of Seller's right, title and interest in and to those contracts and agreements enumerated on Exhibit A-2 hereto by way of Assignment and Assumption Agreements in the form attached hereto as Exhibit C. None of the Assignment and Assumption Agreements executed pursuant to this paragraph shall be deemed to create any third-party beneficiary rights.

            (c) No Assumption of Liabilities. Other than as set forth in subsections (b), (h) and (j) of this Section 2, the Buyer does not hereby assume or have any responsibility with respect to any obligation or liability of the Seller.

            (d) Purchase Price. The Buyer agrees to pay to the Seller at the Closing $6,000,000 (the "Purchase Price") by delivery of (i) its promissory note in the form of Exhibit D attached hereto in the principal amount of $4,000,000 (the "Buyer Note"); and (ii) cash in the amount of $2,000,000, representing the balance of the Purchase Price, payable by wire transfer or delivery of other immediately available funds. Payment pursuant to the Buyer
Note is secured as set forth in a Security Agreement in the form of Exhibit E attached hereto.

            (e) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") is deemed to have taken place simultaneously with the exercise by Buyer of its Rights described in Section 2(a) above (the "Closing Date").

            (f) Deliveries at the Closing. At the Closing, (i) the Seller has executed, acknowledged (if appropriate), and delivered to the Buyer the various certificates, instruments, and documents referred to in this Section 2 and in
Section 6(a) below; (ii) the Buyer has executed, acknowledged (if appropriate), and delivered to the Seller the various certificates, instruments, and documents referred to in this Section 2 and in Section 6(b) below; (iii) the Seller has executed, acknowledged (if appropriate), and delivered to the Buyer
(A) assignments, (including Intellectual Property transfer documents) in forms reasonably satisfactory to Buyer and (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably have requested; (iv) the Buyer has executed, acknowledged (if appropriate), and delivered to the Seller such instruments of assumption as the Seller and its counsel reasonably have requested; and (v) the Buyer has delivered to the Seller the consideration specified in Section 2(d) above in form reasonably satisfactory to Seller and its counsel.

            (g) Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit F.

            (h) Subscription Fulfillment. The parties understand that Seller has previously sold consumer subscriptions for magazines bearing either a trademark or tradename which is included in the Acquired Assets conveyed pursuant to this Agreement. Such subscriptions are described in detail in
Section 2(h) of the Disclosure Schedule. The parties agree that Buyer shall assume all liability for fulfillment of those subscription orders and shall, at Buyers's sole cost and expense, fulfill those subscription orders through their present expiration date.

            (i) Paper Inventory. Seller's paper inventory is not included in the Acquired Assets; however, such paper inventory shall remain at the premises of Seller's printer, Wisconsin Color Press, Inc., located at 5400 West Good Hope Road, Milwaukee, Wisconsin, and Buyer shall purchase such paper inventory as needed, with prompt payment to Seller within 10 days at Seller's original cost. Buyer must use Seller's paper inventory before using or purchasing any other paper stock and must pay therefor within 10 days of usage. Seller has provided Buyer with a detailed schedule of inventory prior to the date hereof and Buyer has had the opportunity to inspect such inventory to determine correctness of said schedule.

            (j) Revenues, Payables. The parties understand that certain accounts receivable of the Seller are attributable to advertising, distribution and the like with respect to publications shipped prior to July 22, 1996 ("Seller-Generated Issues") bearing a trademark or tradename which is included in the Acquired Assets conveyed pursuant to this Agreement. Section 2(j) of the Disclosure Schedule sets forth a production schedule which shows Gent October as the last Seller-Generated Issue and Nugget October as the first Buyer-Generated Issue. All receivables attributable to Seller-Generated Issues shall remain the property of Seller, and all accounts payable attributable to Seller-Generated Issues shall remain the obligations of Seller. Buyer shall be responsible for all costs incurred to third parties by Seller with respect to publications shipped on or after July 22, 1996 ("Buyer-Generated Issues"). Buyer and Seller shall each assist the other in collecting, endorsing (where applicable) and applying payments on account of accounts receivable consistent with this paragraph. Buyer shall assume at Closing all retail display allowances attributable to Buyer-Generated Issues. Seller shall be responsible for all retail display allowances attributable to Seller-Generated Issues.

            (k) Joint Venture. Seller shall be entitled to one-half the revenues accruing to Buyer on account of a joint venture with Creations (Nelson Weisberg and Monty Palma) (the interest of Seller in which is being transferred to Buyer as part of the Acquired Assets) for a period of one year after Closing. Buyer shall remit said amounts to Seller not less than once monthly within twenty (20) days of receipt by Buyer.

3. Representations and Warranties of the Seller and Seller Stockholders. The Seller and Seller Stockholders jointly and severally represent and warrant to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule is arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

            (a) Organization of the Seller. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Section 3(a) of the Disclosure Schedule sets forth with respect to the Seller (i) the number of shares of authorized capital stock of each class of its capital stock; (ii) the number of issued and outstanding shares of each class of its capital Stock, the names of the holders thereof, and the number of shares held by each such holder; (iii) the number of shares of its capital stock held in treasury; and (iv) its directors and officers. The Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Seller has full corporate power and authority and, to the best of its actual knowledge, all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. The Seller has delivered to the Buyer correct and complete copies of its Articles of Incorporation and bylaws (as amended to date). All of the issued and outstanding shares of capital stock of the Seller have been duly authorized and are validly issued, fully paid, and nonassessable. The Seller Stockholders hold of record and own beneficially all of the outstanding shares of the Seller, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Seller are correct and complete. The Seller is not in default under or in violation of any provision of its charter or bylaws. The Seller does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association.

            (b) Authorization of Transaction. The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of the Seller and the Seller Stockholders have duly authorized the execution, delivery, and performance of this Agreement by the Seller. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

            (c) Noncontravention. To the best of Seller's actual knowledge, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of the Articles of Incorporation or bylaws of the Seller in such a manner that it would have a materially adverse effect on Seller's business, operations, or condition, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets) in such a manner that it would have a materially adverse effect on Seller's business, operations, or condition, except as otherwise set forth in Section 3(c) of the Disclosure Schedule . The Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above), except for such approvals or consents which have been obtained by or will be obtained prior to Closing.

            (d) Brokers' Fees. The Seller has not entered into any agreement which would create any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

            (e) Title to Assets. The Seller has good and marketable title to the tangible personal property described on Exhibit A-1, and all of the Acquired Assets, free and clear of all Security Interests or restriction on transfer, except as otherwise disclosed to Buyer herein, on the Disclosure Schedule, or on an Exhibit hereto.

            (f)   Subsidiaries.  The Seller has no Subsidiaries.

            (g) Financial Statements. Attached hereto as Exhibit G are copies of the Seller's Federal corporate income tax returns (Form 1120S) as filed with the Federal government for the years ended December 31, 1993, December 31, 1994, and December 31, 1995 (the "Most Recent Fiscal Year End"); and a year-to-date trial balance (the "Financial Statements"). The Financial Statements (including the Federal tax returns) have been prepared in accordance with the "Federal income tax method of accounting - cash basis" applied on a consistent basis throughout the periods covered thereby, present fairly the taxable income and other information of the Seller shown thereon as of such dates and for such periods, are correct and complete, and are consistent with the books and records of the Seller (which books and records are correct and complete).

            (h) Events Subsequent to Most Recent Fiscal Year End. Except as disclosed in Section 3(h) of the Disclosure Schedule, since the Most Recent Fiscal Year End, there has not been any material adverse change in the financial condition, operations, or results of operations of the Seller. No change in the publishing industry in general shall be deemed to affect this representation. Without limiting the generality of the foregoing, since that date:

                  (i) the Seller has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                  (ii) the Seller has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

                  (iii) no party (including the Seller) has accelerated,
            terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $2,000 to which the Seller is a party or by which it is bound;

                  (iv) the Seller has not imposed any Security Interest upon any of its assets, tangible or intangible, which will not be satisfied from proceeds of closing;

                  (v) the Seller has not made any capital expenditure (or series of related capital expenditures) involving more than $2,000 and outside the Ordinary Course of Business, exclusive of paper, and except as otherwise disclosed;

                  (vi) the Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business for more than $2,000;

                  (vii) the Seller has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business for more than $2,000 singly or $5,000 in the aggregate;

                  (viii) the Seller has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                  (ix) the Seller has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business involving more than $2,000;

                  (x) the Seller has not granted any license or sublicense of any rights under or with respect to any Intellectual Property outside the Ordinary Course of Business, or without receiving fair consideration therefor;

                  (xi) there has been no change made or authorized in the charter or bylaws of the Seller, except as disclosed to Buyer;

                  (xii) the Seller has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock, except as disclosed to Buyer;

                  (xiii) the Seller has not taken any action which would give rise to a claim or lien on any of its capital stock;

                  (xiv) the Seller has not experienced any materially adverse damage, destruction, or loss (whether or not covered by insurance) to its property;

                  (xv) the Seller has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business which would have a material adverse effect on its business or property;

                  (xvi) the Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement outside the Ordinary Course of Business, except as otherwise disclosed to Buyer;

                  (xvii) the Seller has not granted any increase in the amounts of compensation of any of its directors, officers, and employees shown in Section 9(h)(xvii) of the Disclosure Schedule;

                  (xviii)     the Seller has not adopted, amended, modified or
            terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan) outside the Ordinary Course of Business except as otherwise disclosed to Buyer;

                  (xix) the Seller has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xx) the Seller has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                  (xxi) there has not been any other occurrence, event,
            incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Seller; and

                  (xxii) the Seller has not committed to any of the foregoing.

            (i) Undisclosed Liabilities. Except as otherwise disclosed, neither Seller nor any of Seller Stockholders has actual knowledge of any liability of Seller or any presently existing or overtly threatened claim, action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any liability.

            (j) Legal Compliance. Neither Seller nor any of Seller Stockholders has any actual knowledge of any failure of Seller to comply with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) affecting Seller's business, the failure of which would have a material adverse effect on the business, operations or condition of Seller; and neither Seller nor any of Seller Stockholders has any actual knowledge of any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice having been filed or commenced against Seller alleging any failure so to comply.

            (k)   Tax Matters.

                  (i) To the best of Seller's and Seller Stockholders' knowledge (A) the Seller has filed all tax returns that it was required to file and (B) all such tax returns were correct and complete in all respects. All taxes indicated on such returns as being owed by the Seller have been paid. The Seller is not currently the beneficiary of any extension of time within which to file any tax return. Neither Seller nor any of Seller Stockholders has actual knowledge of any claim having been made by an authority in a jurisdiction where the Seller does not file tax returns that it is or may be subject to taxation by that jurisdiction, except as otherwise disclosed. There are no Security Interests on any of the assets of the Seller which have been filed in connection with any failure (or alleged failure) to pay any tax.

                  (ii) To the best of Seller's and Seller Stockholders' actual knowledge, the Seller has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, Stockholder, or other third party.

                  (iii) Neither Seller nor any of Seller Stockholders has actual knowledge of any dispute or claim concerning any tax liability of the Seller either (A) claimed or raised by any authority in writing or (B) as to which any of the Seller Stockholders and the directors and officers (and employees responsible for tax matters) of the Seller has knowledge based upon personal contact with any agent of such authority. Section 3(k) of the Disclosure Schedule lists all federal, state, local, and foreign income tax returns filed with respect to the Seller for taxable periods ended on or after December 31, 1993, indicates those tax returns that have been audited, and indicates those tax returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all federal income tax returns, examination reports, and statements of deficiencies assessed against or agreed to by the Seller since 1993.
                   (iv) The Seller has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency which would have a material adverse effect on its business.

                  (v) To the best of its actual knowledge, the Seller has not filed a consent under Code Sec. 341(f) concerning collapsible corporations. The Seller has not made any payments, is not obligated to make any payments, nor is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 280G. The Seller has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). The Seller is not a party to any tax allocation or sharing agreement. The Seller (A) has not been a member of an Affiliated Group filing a consolidated federal income tax return and (B) has no liability for the taxes of any Person other than the Seller under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor.

            (l)   Intellectual Property.

                  (i) The Seller has filed an application for trademark registration and has attached relevant information in connection therewith in Section 3(l) of the Disclosure Schedule. Seller has placed a copyright notice on all or substantially all of its issues published. To the best of Seller's and Seller Stockholders' knowledge, Seller owns, unencumbered, all Intellectual Property necessary or desirable for the operation of the business of the Seller as presently conducted. Each item of Intellectual Property owned or used by the Seller immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder.

                  (ii) Neither Seller nor any of Seller Stockholders have any actual knowledge of the Seller's having interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Seller or Seller Stockholders has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Seller must license or refrain from using any Intellectual Property rights of any third party). To the best of the knowledge of Seller and Seller Stockholders, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Seller.

                  (iii) Section 3(l)(iii) of the Disclosure Schedule identifies each trade name or unregistered trademark ever used by the Seller in connection with any of its businesses and not previously sold or otherwise disposed of by Seller, to the best of Seller's actual knowledge (subject to reasonable recollection), including trademarks used with respect to all forms of publications, including but not limited to magazines, film, and electronic media. With respect to each item of Intellectual Property required to be identified in Section 3(l)(iii) of the Disclosure Schedule, to the best of the knowledge of Seller and Seller Stockholders:

                        (A) the Seller possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                        (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                        (C)   no action, suit, proceeding, hearing,
                  investigation, charge, complaint, claim, or demand is pending or is overtly threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                        (D) the Seller has not ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item, except as otherwise disclosed.

                  (iv) The Seller does not use any item of Intellectual Property pursuant to license, sublicense, agreement, or permission.

                  (v) Seller makes no other representations or warranties regarding its Intellectual Property rights, if any.

            (m) Tangible Assets. The Seller owns all tangible assets listed on Exhibit A-1 hereto. Seller and Seller Stockholders are unaware of any other tangible assets necessary for the conduct of its business as presently conducted. The tangible assets have been maintained in accordance with normal industry practice and are in good operating condition and repair (subject to normal wear and tear). Seller and Seller Stockholders have no knowledge of any latent defects therein.

            (n) Inventory. No inventory of the Seller is being purchased at Closing; however, paper inventory of Seller shall be purchased by Buyer pursuant to Section 2(i) hereof. Such paper inventory was purchased in the Ordinary Course of Business.

            (o) Contracts. The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed on Exhibit A-2 hereto. With respect to each such agreement, to the best of the actual knowledge of Seller and Seller Stockholders: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following and subject to the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above); (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) no party has repudiated any provision of the agreement.

            (p) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Seller.

            (q)   This section intentionally omitted.

            (r) Litigation. There do not exist any instances in which the Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the actual knowledge of Seller or any of the Seller Stockholders, has been overtly threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator which would have a material adverse effect on Seller's business.

            (s) Employees. To the actual knowledge of Seller and Seller Stockholders, no executive, key employee, or group of employees has any plans to terminate employment with the Seller. The Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes, except as otherwise disclosed. The Seller has not committed any unfair labor practice. Neither Seller nor Seller Stockholders has any actual knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Seller nor of any claim of unfair labor practices.

            (t)   Employee Benefits.

                  (i) Seller provides the following benefits for its employees:

                        (A) Medical insurance plan; a copy of the policy terms and conditions is attached in Section 3(t) of the Disclosure Schedule;

                        (B)   401(k) Plan;

                        (C) Customary and required workers compensation coverage;

                        (D) Traditional custom of Christmas bonuses equal to 1/2 to 3/4 of a month's compensation and annual cost of living increases.

                  The Seller has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                  (ii) Although neither Seller nor Seller Stockholders make any warranty or representation with respect to the following matters contained in this subsection (t), Seller (but not Seller Stockholders) agrees that it shall indemnify and hold harmless Buyer from, against and in respect of any and all out-of-pocket damages, loss, deficiency, costs or expenses directly resulting from any of the following provided, that in any such event, Seller shall be given notice and a reasonable opportunity to cure:

                        (A) Any of such Employee Benefit Plans (and each related trust, insurance contract, or fund) having failed to comply in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws;

                        (B) Any required reports or descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) failing to have been filed or distributed appropriately with respect to each such Employee Benefit Plan;

                        (C) Any contributions (including all employer contributions and employee salary reduction contributions) which are due having failed to be paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan; any contributions for any period ending on or before the Closing Date which are not yet due having failed to be paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Seller.

                        (D) Any failure of any such Employee Benefit Plan which is an Employee Pension Benefit Plan to meet the requirements of a "qualified plan" under Code Sec. 401(a) or to have received, within the last two years, a favorable determination letter from the Internal Revenue Service.

                        (E) The failure of the market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) to equal or exceed the present value of all vested and nonvested liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                        (F) Any such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer
                  Plan) having been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC; any proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) having been instituted;

                        (G) The occurrence of any Prohibited Transaction with respect to any such Employee Benefit Plan; the liability of any Fidicuary for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan; any action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) being pending;

                        (H) The Seller's incurring any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan;

                        (I) The Seller's having ever contributed to, and ever having been required to contribute to any Multiemployer Plan or having any liability (including withdrawal liability) under any Multiemployer Plan; and

                        (J)   The Seller's having ever maintained or
                  contributed, or ever having been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B).

            (u) Guaranties. The Seller is not a guarantor nor is it otherwise liable for any liability or obligation (including indebtedness) of any other Person which would affect the Seller's obligations hereunder.

            (v)   Environment, Health, and Safety.

                  (i) To the best of the actual knowledge of Seller and Seller Stockholders, Seller has complied with all Environmental, Health, and Safety Laws. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Seller has received no notice claiming that it has violated any limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, or otherwise not been in compliance with, all Environmental, Health, and Safety Laws or that it has failed to obtain or be in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under the same, any of which would have a material adverse effect on Seller's business, operations or condition.

                  (ii) To the best of Seller's and Seller Stockholders' actual knowledge, all properties and equipment used in the business of the Seller have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-transdichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

            (w) Certain Business Relationships With the Seller. None of the Seller Stockholders and their Affiliates has been involved in any business arrangement or relationship with the Seller within the past 12 months, and none of the Seller Stockholders and their Affiliates owns any asset, tangible or intangible, which is used in the business of the Seller, except as otherwise disclosed to Buyer.

            (x) Disclosure. The representations and warranties contained in this Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

            (y) Investment. The Seller (i) understands that the Buyer Note has not been, and will not be, registered under the Securities Act, or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering; (ii) is acquiring the Buyer Note solely for its own account for investment purposes, and not with a view to the distribution thereof (except to the Seller Stockholders);
(iii) is a sophisticated investor with knowledge and experience in business and financial matters; (iv) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Note; and (v) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Note. Nothing herein shall in any way limit Seller's right to sell, assign, encumber, give away or transfer the Note or any interest therein to any party.

4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement, except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

            (a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Buyer's authorized capital stock consists of 1500 shares of no par common stock, 100 shares of which are issued and outstanding and owned by DeNovo Corporation ("DeNovo"). James J. McNamara is the sole officer and director of Buyer. The Buyer is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Buyer has full corporate power and authority and, to the best of its actual knowledge, all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned
and used by it.   All of the issued and outstanding shares of capital stock of the Buyer have been duly authorized and are validly issued, fully paid, and nonassessable. DeNovo holds of record and owns beneficially all of the outstanding shares of the Buyer, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Buyer are correct and complete. The Buyer is not in default under or in violation of any provision of its charter or bylaws. The Buyer does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association.

            (b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of the Buyer has duly authorized the execution, delivery, and performance of this Agreement by the Buyer. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

            (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

            (d) Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

            (e) No Impediment. Buyer is a start-up corporation which was formed within the past 100 days for the purpose of consummating the transaction contemplated hereby. Buyer has no operating history, is not involved in any litigation, has not been threatened with any litigation, has no encumbered assets, and is not a party to any contract, arrangement or transaction other than in connection with Buyer's corporate formation and the transaction contemplated hereby.

            (f) Benefit Programs. Buyer shall assume at Closing all employee benefit programs described in Section 3(t) hereof; provided, however, that with respect to Section 3(t)(iv), Buyer's obligations shall be subject to the reasonable discretion of Buyer's Board of Directors. Buyer agrees to provide cost of living adjustments to employee salaries commensurate with previous practices of Seller, which are disclosed on Section 4(f) of the Disclosure Schedule.


5.          Indemnification.

            (a) By Seller and Seller Stockholders. Seller and Seller Stockholders, jointly and severally, agree to defend, indemnify and hold harmless Buyer from, against and in respect of any and all damages, loss, deficiency, costs or expenses (i) resulting from any material misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of Seller or Seller Stockholders under this Agreement or any material misrepresentation in or omission from any list, schedule, certificate, or other instrument furnished or to be furnished to Buyer pursuant to the terms of this Agreement or (ii) arising from, in connection with or with respect to Seller-Generated Issues. Seller and Seller Stockholders shall only be liable for claims made within one (1) year of the Closing Date. The maximum liability hereunder shall be $1.5 million, except in the case of liability in connection with fraudulent acts or omissions on the part of Seller or any of Seller Stockholders, in which case no maximum shall apply.

            (b) By Buyer. Buyer agrees to defend, indemnify and hold harmless Seller from, against and in respect of any and all damages, loss, deficiency, costs or expenses (i) resulting from any material misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of Buyer under this Agreement or any material misrepresentation in or omission from any list, schedule, certificate, or other instrument furnished or to be furnished to Seller pursuant to the terms of this Agreement or (ii) arising from, in connection with or with respect to Buyer-Generated Issues. Buyer shall only be liable for claims made within one (1) year of the Closing Date. The maximum liability hereunder shall be $1.5 million, except in the case of liability in connection with fraudulent acts or omissions on the part of Buyer, in which case no maximum shall apply.

6.          Miscellaneous.

            (a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder.

            (b)   This section intentionally omitted.

            (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

            (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

            (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Seller may not assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer.

            (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

            (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given when sent by facsimile (with confirmation of transmittal) and simultaneously by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                  If to the Seller:                   Copy to:
                  Dugent Publishing Corp.           William S. Kramer, Esq.
                  14411 Commerce Way                Abrams Anton
                  Suite 420                         One Boca Place, Suite 411-E
                  Miami Lakes, FL 33016             2255 Glades Road
                  Fax: (305) 557-6005               Boca Raton, FL 33431
                                                    Fax: (407) 994-8494

                  If to the Buyer:                    Copy to:

                  Firestone Publishing, Inc.          Julia K. O'Neill
                  c/o Robert Kendall                  Fleming & O'Neill
                  214 Brazilian Ave.                  Two Newton Place
                  Suite 400                           Suite 200
                  Palm Beach, FL 33480                Newton, MA 02158
                  Fax:  (407) 659-0214                Fax:  (617) 964-1694

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

            (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

            (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

            (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

            (l) Expenses. The Buyer will bear its own costs and expenses and the Seller and Seller Stockholders will each bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller also agrees that it has not paid any amount to any third party, and will not pay any amount to any third party until after the Closing, with respect to any of the costs and expenses of the Seller and the Seller Stockholders (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

            (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

            (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

            (o) Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 6(p) below), in addition to any other remedy to which it may be entitled, at law or in equity.

            (p) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state court sitting in Dade County, Florida and any federal court for the Southern District of Florida, Dade County Division, in any action or proceeding arising out of or relating to this Agreement and agrees that proper venue for all claims in respect of the action or proceeding shall be in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other Court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

            (q) Seller and Seller Stockholders shall reasonably cooperate with Buyer in providing Buyer with access to Seller's records and the like which Buyer may reasonably require in connection with DeNovo's obligations pursuant to Securities and Exchange Commission or Nasdaq requirements and related obligations.

            IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                                                BUYER:
                                                Firestone Publishing, Inc.

                                                By: /s/ Robert F. Kendall
                                                Title: Chief Financial Officer


                                                SELLER:
                                                Dugent Publishing Corporation

                                                By: Walter Weidenbaum
                                                Title: President


                                                SELLER STOCKHOLDERS:
                                                /s/ Walter Weidenbaum
                                                /s/ Olive Ainger
                                                /s/ Milton Fialkow
                                                /s/ Stanley Place